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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.____)*


                            Axsys Technologies, Inc.
            -------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
            -------------------------------------------------------
                         (Title of Class of Securities)


                                  054615 10 9
            -------------------------------------------------------
                                 (CUSIP Number)

                                October 18, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 054615 10 9


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1.   NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Andre Bernard By
     ............................................
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) ............................................
     (b) ............................................
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3.   SEC USE ONLY.........................................

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION    United States
                                             .......................

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          NUMBER OF         5.    SOLE VOTING POWER    353,568
           SHARES                                   ........................
        BENEFICIALLY        ----------------------------------------------------
          OWNED BY          6.    SHARED VOTING POWER  0
           EACH                                      ........................
         REPORTING          ----------------------------------------------------
           PERSON           7.    SOLE DISPOSITIVE POWER    318,212
            WITH                                        ......................
                            ----------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER   0
                                                          ...................
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    353,568
                                                                 ..............
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)........................

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     7.4%
                                                       .................
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12.  TYPE OF REPORTING PERSON (See Instructions)

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     IN
 ................................................................................

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 ................................................................................

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                         INSTRUCTIONS FOR SCHEDULE 13G

Instructions for Cover Page
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                                  SCHEDULE 13G

ITEM 1:  (a)  Name of Issuer: Axsys Technologies, Inc. ( the "Issuer")
         (b)  Address of Issuer's Principal Executive Offices:
              175 Capital Blvd., Suite 103
              Rocky Hill, Connecticut 06067

ITEM 2:  (a)  Name of Person Filing: Andre Bernard By
         (b)  Address of Principal Business Office, or if none, Residence:
              2-C Gill Street
              Woburn, MA 01801
         (c)  Citizenship: United States
         (d) Title of Class of Securities: Common Stock, $.01 par value per share
         (e)  CUSIP Number: 054615 10 9

ITEM 3: If this Statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)[ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

         (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)[ ] An investment adviser in accordance with
                Section 240.13d-1(b)(1)(ii)(E);

         (f)[ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(l)(ii)(F);

         (g)[ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(l)(ii)(G);

         (h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)[ ] Group, in accordance with Section 240.13d-1(b)(l)(ii)(J).

ITEM 4:  OWNERSHIP:

         (a) Amount beneficially owned: 353,568
         (b) Percent of class: 7.4%
         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote: 353,568
             (ii)  Shared power to vote or to direct the vote: 0
             (iii) Sole power to dispose or to direct the disposition
                   of: 318,212
             (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         An escrow agent may receive and direct receipt of dividends from, or proceeds from the sale of, 35,356 of the securities referenced herein, pursuant to an Escrow Agreement between, among others, the Issuer and Mr. By.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP

         N/A
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ITEM 10: CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-l(b): N/A

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-l(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                Date: October 24, 2000


                                                /s/ Andre Bernard By
                                                --------------------------
                                                Andre Bernard By